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                                                                      EXHIBIT 21

  (22)  Subsidiaries of the Registrant

     The following listed companies represent the significant subsidiaries of the Company, all of which are included in the Company's consolidated financial statements:


Name Under Which                  State or Other          Percentage Owned
- ---------------------------        Jurisdiction         --------------------
                             -------------------------
Business is Conducted            of Incorporation            by Company
- ---------------------------  -------------------------  --------------------

[S]                          [C]                        [C]
Ferembal S.A.                         France                          85%(1)

Lockwood, Kessler &                  New York                        100%
 Bartlett, Inc.

Dixie Union Verpackungen              Germany                        100%
 GmbH

Onena Bolsas de Papel S.A.             Spain                          57%

Plastic Containers, Inc.             Delaware                         50%*

Continental Plastic                  Delaware                        100%
 Containers, Inc. (2)

Continental Caribbean                Delaware                        100%
 Containers, Inc. (2)

Obalex A.S. (3)                   Czech Republic                      86%

  (1) A bond, convertible into the equity of Ferembal S.A., is currently outstanding, which, if converted, would reduce the Company's percentage ownership of Ferembal S.A. to 64%.

  (2)  Subsidiary of Plastic Containers, Inc.

  (3)  Subsidiary of Ferembal.

  * The Company, pursuant to a proxy, has voting rights over 51% of the shares of Plastic Containers, Inc.


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